UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2023
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3001 Bishop Drive, Suite 350
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Julie Iskow to the Board of Directors
On February 6, 2023, the Board of Directors (the “Board”) of Five9, Inc. (the “Company”) appointed Ms. Julie Iskow to serve on the Board. Ms. Iskow will serve as a Class I Director, with a term expiring at the Company's 2024 annual meeting of stockholders.
Ms. Iskow, age 61, has served as the Executive Vice President and Chief Operating Officer of Workiva Inc. since October 2019 and as Workiva’s President and Chief Operating Officer since March 2022. Prior to joining Workiva, Ms. Iskow served as Chief Technology Officer of Medidata Solutions, Inc. from April 2015 to October 2019, and was also its Executive Vice President of Product Development from July 2016 to October 2019. From December 2013 to March 2015, Ms. Iskow served as Chief Information Officer and Senior Vice President at WageWorks, Inc., and prior to that as its Senior Vice President of Product Development and Vice President of Product Development. Ms. Iskow has also served as Vice President of Engineering at Asyst Technologies and GW Associates, Inc. Before joining GW Associates, she was a member of the faculty at the University of Vermont. Ms. Iskow has served as a member of the board of directors of Workiva since January 2021. M. Iskow also previously served as a member of the board of directors of Vocera Communications, Inc. from May 2019 until its acquisition in February 2022 and as a member of the board of directors of Cvent Holding Corp. from May 2022 to July 2022. Ms. Iskow earned a B.S. degree from University of California, Berkeley and an M.S. degree from University of California, Davis.
There are no understandings or arrangements between Ms. Iskow and any other person pursuant to which Ms. Iskow was selected to serve as a director of the Company. There are no relationships between Ms. Iskow and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.
As a non-employee director, Ms. Iskow will receive cash and equity compensation in accordance with the Company’s Non-Employee Director Compensation Policy. Ms. Iskow’s initial equity grants consist of (A) a restricted stock unit (“RSU”) award with an award value of $400,000, with the number of RSUs to be determined by dividing $400,000 by the closing trading price of a share of the Company’s common stock on the date of grant, which will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to Ms. Iskow’s continued service through such vesting dates; and (B) an RSU award with an award value of $50,000, with the number of RSUs to be determined by dividing $50,000 by the closing trading price of a share of the Company’s common stock on the date of grant, which will vest in full in one installment on the first anniversary of the date of grant, subject to Ms. Iskow’s continued service through such vesting date. In accordance with the Company’s Non-Employee Director Compensation Policy, Ms. Iskow will not be eligible for the regular 2023 automatic annual grant of RSUs to non-employee directors scheduled to occur on the date of the Company’s 2023 annual meeting of stockholders, but would be eligible for regular automatic grants thereafter assuming her continued service on the Board.
Effective February 8, 2023, the Company entered into an indemnification agreement with Ms. Iskow in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Ms. Iskow to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, among other things.
Resignation of Ana Pinczuk from the Board of Directors
On February 6, 2023, Ana Pinczuk resigned from the Board and as a Class I director with immediate effect. The resignation from the Board was not due to any disagreement with the Company or its management with respect to any matter relating to the Company’s operations, policies or practices.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: February 8, 2023	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer